Agree Realty Corporation Reports Operating Results for the Third Quarter 2011

FARMINGTON HILLS, Mich., Oct. 27, 2011 /PRNewswire/ --

Third Quarter 2011 Highlights:

  Excluding the negative impact of $.55 per share of net non-cash impairment charges and other items related to the Borders bankruptcy, Funds from Operations per share, as adjusted, was $0.55 for the third quarter
  Acquired four single tenant retail properties for combined cost of $15.6 million
  Revenues up 7.3% compared to the third quarter of 2010
  $0.40 per share dividend for the third quarter paid October 11, 2011
  Closed on new $85,000,000 unsecured revolving credit facility on October 26, 2011

Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended September 30, 2011. Third quarter FFO was $41,000 compared with FFO in the third quarter of 2010 of $6,020,000. The reduction in third quarter FFO and FFO per share is the result of the net impact of several non-cash impairment charges and other items amounting to $(5,440,000) related to the Borders Group bankruptcy discussed below. FFO per diluted share for the third quarter of 2011 was $0.00 compared with $0.60 for the third quarter of 2010. Excluding the non-cash items related to Borders, FFO per share, as adjusted, for the three months ended September 30, 2011 was $.55 per share.

"In connection with the preparation of our quarterly financial statements and in light of developments in the Borders bankruptcy, we have determined that non-cash impairment charges were necessary related to certain of the assets formerly occupied by Borders based on anticipated dispositions. In addition, we recognized non-cash deferred revenue due to one of the Borders store closures and rejection of the related lease. Lastly, through the non-cash extinguishment of debt we gained full control of one of the properties formerly leased to Borders in Lawrence, Kansas, which was formerly encumbered by a mortgage," said Joey Agree, President and Chief Operating Officer. "The Company does not anticipate any further impairments related to the former Borders properties, assuming no change in the terms of our expected property dispositions. Additionally, the Company does not anticipate any reduction in the Company's dividend rate due to the disposition of the former Borders properties or the Borders bankruptcy. We continue to market our remaining Borders assets for both sale and lease."

A reconciliation of net income to FFO and FFO, as adjusted, is included in the financial tables accompanying this press release. Net loss for the third quarter of 2011 was $(1,794,000), or $(0.19) per diluted share, compared with net income for the third quarter of 2010 of $4,541,000, or $0.46 per share. Total revenues, excluding the impact related to Borders, increased 7.3% to $9,450,000, compared with total revenues of $8,810,000 in the third quarter of 2010.

For the nine months ended September 30, 2011, FFO was $11,790,000 compared with FFO for the nine months ended September 30, 2010 of $17,975,000. FFO per diluted share was $1.18 compared with $1.92 for the nine months ended September 30, 2010. FFO per share decreased due to an increase in the weighted average shares outstanding as a result of the common share offering in April 2010. In addition, FFO and FFO per share decreased due to the net impact of several non-cash items amounting to $(5,440,000) related to the Borders Group bankruptcy discussed elsewhere in this press release. Excluding the non-cash items related to the Borders Group bankruptcy, FFO per share, as adjusted, for the nine months ended September 30, 2011 was $1.72 per share. Net income was $6,668,000, or $0.67 per diluted share, compared with net income for the comparable period last year of $18,941,000, or $2.02 per diluted share. Net income for the nine months of 2010, included a gain of $5,328,000, or $0.59 per share from the sale of the Company's Santa Barbara, California, Borders Books store. Total revenues, excluding the impact related to the Borders Group bankruptcy, increased 10.4% to $29,302,000 compared with total revenues of $26,546,000 for the comparable period last year.

New Credit Facility

As announced previously, the Company closed on a new $85 million unsecured revolving credit facility on October 26, 2011. The new credit facility contains an accordion feature that would allow the Company to expand the credit facility to $135 million, subject to satisfaction of conditions. The facility is for three years, maturing October 2014, and can be extended for two-one year periods to October 2016 at the Company's option. Borrowings are priced at LIBOR plus a margin of 175 to 260 basis points.

"We are pleased to complete the closing of our new credit facility. We also acquired four net leased assets during the quarter. The acquisitions include properties net-leased to CVS, NTB, Big O Tires and Aldi. Our development and acquisition pipelines continue to grow and produce high-quality net lease opportunities for industry leading tenants," Joey Agree added.

Borders Bankruptcy Status

Borders Group, Inc. and certain of its subsidiaries, including Borders, Inc., has been operating in a Chapter 11 bankruptcy since February 16, 2011. In July 2011, Borders, unable to conclude a sale as a going concern, received the bankruptcy court's approval for the liquidation of all of the assets of Borders, including its leases. Borders closed the six remaining retail stores owned by the Company during September 2011. The Company has one location currently leased by Borders, the Borders corporate headquarters in Ann Arbor, Michigan.

During the quarter ended September 30, 2011, the Company recognized various non-cash items amounting to net charges of $(5,440,000). These included non-cash impairment charges of $13,500,000 related to Borders properties, offset by non-cash deferred revenue recognition of $5,700,000 which is included in minimum rents and a non-cash gain on extinguishment of debt of $2,360,000. The Company continues to market all of the former Borders locations for potential retenanting or disposition.

Dividend

The Company paid a cash dividend of $0.40 per share on October 11, 2011 to shareholders of record on September 30, 2011. The dividend is equivalent to an annualized dividend of $1.60 per share.

Portfolio

At September 30, 2011, the Company's total assets were $282,023,000 and its portfolio consisted of 85 properties located in 20 states and totaling 3,848,943 square feet of gross leasable space. The portfolio was 91.1% leased at the end of the quarter.

The Company's construction in progress balance totaled approximately $421,000 at September 30, 2011.

Major Tenants

The following is a breakdown of base rents in effect at September 30, 2011 for each of the Company's major tenants:

Major Tenants	Annualized Base Rent	Percent of Total Base Rent

Walgreens (30)	$ 11,299,499	34%
Kmart (12)	3,847,911	12
CVS (5)	2,117,758	5
Total	$ 17,265,168	52%

Lease Expirations

The following table, as of September 30, 2011, sets forth lease expirations for the next 10 years for the Company's freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

		Gross Leasable Area		Annualized Base Rent
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Amount	Percent of Total
2011	2	4,700.1%		35,975.1%
2012	17	234,487	6.7%	1,057,540	3.2%
2013	23	353,463	10.1%	1,771,397	5.3%
2014	20	227,770	6.5%	1,256,766	3.8%
2015	26	793,995	22.6%	3,887,857	11.7%
2016	15	93,619	2.7%	706,276	2.1%
2017	9	64,804	1.8%	730,975	2.2%
2018	9	133,491	3.8%	2,004,984	6.0%
2019	6	70,170	2.0%	1,741,879	5.2%
2020	6	170,718	4.9%	2,068,701	6.2%
Thereafter	53	1,359,317	38.8%	18,009,398	54.2%
Total	186	3,506,534		$33,271,748

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at September 30, 2011 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent

National	$ 28,916,106	87%
Regional	2,895,990	9
Local	1,459,652	4
Total	$ 33,271,748	100%

Outstanding Shares and Operating Partnership Units

For the three and nine months ended September 30, 2011, the Company's fully diluted weighted average shares outstanding were 9,666,791 and 9,669,349. The basic weighted average shares outstanding for the three and nine months ended September 30, 2011 were 9,635,835 and 9,632,744.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of September 30, 2011, there were 347,619 operating partnership units outstanding and the Company held a 96.59% interest.

Acquisition Activity

The Company acquired four retail properties during the third quarter for a total of $15,600,000. The four properties are single tenant buildings net leased to NTB, CVS, Aldi, and Big O Tires.

About Agree Realty Corporation

Agree Realty Corporation is engaged in the ownership, management and development of properties, which are primarily single tenant properties leased to retail tenants and neighborhood community shopping centers. The Company currently owns and operates a portfolio of 86 properties, located in 21 states and containing approximately 3.9 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2010. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation Operating Results (in thousands, except per share amounts) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Minimum rents (1)	$14,270	$8,137	$31,620	$23,979
Percentage rent	-	8	22	21
Operating cost reimbursements	849	590	2,350	1,900
Development fee income	-	47	895	583
Other income	28	28	112	63
Total Revenues	15,147	8,810	34,999	26,546
Operating Expenses:
Real estate taxes	870	455	2,276	1,452
Property operating expenses	378	397	1,187	1,123
Land lease payments	255	97	737	290
General and administration	1,093	1,151	4,056	3,604
Depreciation and amortization	1,909	1,437	5,158	4,176
Impairment charge	13,500	-	13,500	-
Total Operating Expenses	18,005	3,537	26,914	10,645
Other Income (Expense)
Interest expense	(1,357)	(1,098)	(3,869)	(3,492)
Gain on extinguishment of debt	2,360	-	2,360	-
Income (loss) before discontinued operations	(1,855)	4,175	6,576	12,409
Sale of asset from discontinued operations	-	-	-	5,328
Income from discontinued operations	-	366	92	1,204
Net Income (loss)	(1,855)	4,541	6,668	18,941
Net income (loss) attributable to non-controlling interest	(61)	149	229	692
Net Income (Loss) Attributable to Agree Realty Corporation	$(1,794)	$4,392	$6,439	$18,249
Net Income Per Share – Dilutive	$(0.19)	$0.46	$0.67	$2.02

Agree Realty Corporation Funds from Operations (in thousands, except per share amounts) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Reconciliation of Net Income to Funds from Operations: (2)
Net income (loss)	$(1,855)	$4,541	$6,668	$18,941
Depreciation of real estate assets	1,708	1,459	4,881	4,304
Amortization of leasing costs	188	20	241	58
Sale of fixed asset	-	-	-	(5,328)
Funds from Operations	$41	$6,020	$11,790	$17,975
Impairment Charges	13,500	-	13,500	-
Gain on Extinguishment of Debt	(2,360)	-	(2,360)	-
Deferred Revenue Recognition	(5,700)	-	(5,700)	-
Funds from Operations, as adjusted	$5,481	$6,020	$17,230	$17,975
Funds from Operations Per Share - Dilutive	$0.00	$0.60	$1.18	$1.92
Funds from Operations Per Share - Dilutive, as adjusted	$0.55	$0.60	$1.72	$1.92
Weighted average number of shares and OP units outstanding – dilutive	10,014	9,965	10,017	9,382

(1) Includes the recognition of $5.7 million of non-cash deferred revenue in the third quarter and nine months of 2011 related to Borders.

(2) FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation Consolidated Balance Sheets (in thousands) (Unaudited)
	September 30, 2011	December 31 2010
Assets
Land	$106,695	$103,693
Buildings	225,796	227,646
Accumulated depreciation	(70,613)	(66,111)
Property under development	421	359
Property held for sale	-	6,522
Cash and cash equivalents	887	593
Accounts receivable	2,670	1,330
Deferred costs, net of amortization	15,265	10,098
Other assets	902	912
Total Assets	$282,023	$285,042

Liabilities
Mortgages payable	$65,707	$71,527
Notes payable	43,385	28,380
Deferred revenue	2,510	9,346
Dividends and distributions payable	4,069	5,146
Other liabilities	3,721	3,513
Total Liabilities	119,392	117,912

Stockholders' Equity
Common stock (9,851,914 and 9,759,014 shares)	1	1
Additional paid-in capital	180,747	179,705
Deficit	(20,089)	(14,702)
Accumulated other comprehensive income (loss)	(732)	(765)
Non-controlling interest	2,704	2,891
Total Stockholders' Equity	162,631	167,130
	$282,023	$285,042

CONTACT: Alan Maximiuk, Chief Financial Officer, +1-248-737-4190